EXHIBIT 10.3

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of this 19th day of September, 2013, between CITIZENS & NORTHERN CORPORATION, a Pennsylvania business corporation (the “Corporation”), CITIZENS & NORTHERN BANK (the “Bank”), a Pennsylvania chartered bank, and Harold F. Hoose, III, an adult individual (“Executive”).

WITNESSETH:

WHEREAS, Executive is now serving as an executive of the Bank, a wholly-owned subsidiary of the Corporation; and

WHEREAS, the Corporation and the Bank consider the continued services of Executive to be in the best interests of the Corporation and the Bank; and

WHEREAS, the Corporation and the Bank desire to continue to employ Executive on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.          Employment. The Corporation and the Bank each hereby employs Executive and Executive hereby accepts employment with Corporation and the Bank, on the terms and conditions set forth in this Agreement.

2.          Duties of Executive. Executive shall serve as the Executive Vice President and Director of Lending of the Bank, reporting to the President and Chief Executive Officer and the Board of Directors of the Corporation and the Bank and shall have supervision and control over, and responsibility for, the lending activities of the Bank, and shall have such other powers and duties as may from time to time be prescribed by the President and Chief Executive Officer or the Board of Directors of the Corporation and the Bank, provided such powers and duties are consistent with the Executive’s position. Executive shall devote his full time, attention and energies to the business of the Corporation and the Bank during the Employment Period (as defined in Section 3 of this Agreement); provided, however, that this Section 2 shall not be construed as preventing Executive from (a) engaging in activities incident or necessary to personal investments, (b) acting as a member of the board of directors of any non-profit association or corporation, or (c) being involved in any other activity with the prior approval of the Board of Directors of the Corporation or the Bank. The Executive shall not engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Corporation or the Bank, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with the Corporation or the Bank.

3.           Term of Agreement.

(a)          Employment Period. This Agreement shall be for a two (2) year period (the “Employment Period”) beginning on the date first mentioned above and, if not previously terminated pursuant to the terms of this Agreement, ending on September 19, 2015. Unless written notice of nonrenewal is given by July 19 of 2015 and by July 19 of each successive calendar year thereafter, the Employment Period shall be automatically extended an additional twelve (12) months.

(b)          Termination for Cause. Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement may be terminated by the Corporation or the Bank for Cause (as defined herein) upon written notice from the Board of Directors of the Corporation to Executive. As used in this Agreement, “Cause” shall mean any of the following:

(i)          Executive’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of thirty (30) consecutive days or more;

(ii)         Executive’s willful continuing failure to follow the lawful instructions of the President and Chief Executive Officer or the Board of Directors of the Corporation or the Bank (which instructions must be consistent with the terms of this Agreement), after the Executive’s receipt of written notice of such instructions, other than a failure resulting from Executive’s incapacity because of physical or mental illness;

(iii)        A government regulatory agency recommends or orders in writing that the Corporation or the Bank terminate the employment of the Executive with the Corporation or the Bank or relieve Executive of his or her duties as such relate to the Corporation or the Bank;

(iv)        Executive’s intentional violation of any of the provisions of this Agreement;

(v)         conduct on the part of the Executive bringing public discredit to the Bank;

(vi)        Executive’s breach of fiduciary duty involving personal profit; or

(vii)       Executive’s material violation of Bank policies and procedures.

If this Agreement is terminated for Cause, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except that:

(i)          the Bank shall pay to Executive the unpaid portion, if any, of his Annual Base Salary (as defined herein) through the date of termination; and

(ii)         the Bank shall provide to Executive such post-employment benefits, if any, as may be provided for under the terms of the employee benefit plans of the Bank then in effect.

(c)          Termination for Good Reason. Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s termination of employment for Good Reason. The term “Good Reason” shall mean (i) a material reduction in salary or benefits, including any incentive compensation plan, (ii) a reassignment which assigns full-time employment duties to Executive at a location more than fifty (50) miles from the Corporation’s principal executive office on the date of this Agreement, (iii) any other material breach or default by the Corporation or the Bank under any term or provision of this Agreement, including any reduction, in any material respect and without Executive’s consent, of the authority, duties or other terms and conditions of Executive’s employment hereunder, or (iv) any delivery by the Corporation or Bank to the Executive of the written notice of nonrenewal as provided in Section 3(a); provided that Executive is willing and able to continue providing services to the Corporation and Bank on terms substantially similar to those in this Agreement; provided, further, that in all other instances provided in this Section 3(c) Executive has delivered written notice to the Corporation within thirty (30) days after the initial existence of any such condition that the condition constitutes Good Reason, and the Corporation and Bank fails to cure such situation within thirty (30) days after receipt of said notice.

If such termination occurs for Good Reason, then Bank shall pay Executive such benefits as are set forth in Section 7 of this Agreement.

(d)          Death. Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s death and Executive’s rights under this Agreement shall cease as of the date of such termination, except that (i) the Bank shall pay to Executive’s spouse, personal representative, or estate the unpaid portion, if any, of his Annual Base Salary through date of death and the balance of the payments (if any) owing pursuant to Section 18(b) below, and (ii) the Bank shall provide to Executive’s dependents any benefits due under the Bank’s employee benefit plans.

(e)          Disability. If the Executive becomes disabled because of sickness, physical or mental disability, or any other reason, the Corporation and the Bank shall have the option to terminate this Agreement by giving thirty (30) days’ written notice of termination to the Executive; provided, however, that Executive shall continue to be eligible for benefits under the Bank’s long term disability insurance plan. Executive shall be deemed to have become “disabled” at such time as he or she qualifies (after expiration of any applicable waiting period) to receive benefits for partial or total disability under the Bank’s employee long term disability insurance plan. If Executive’s employment shall be terminated by reason of Executive’s disability, the Bank shall pay Executive his or her then current Annual Base Salary (less applicable taxes and withholdings) prorated through the date of termination, together with the amount of any unreimbursed business expenses as of the date of termination and, except as otherwise provided in this Section 3(e), the Corporation and the Bank shall have no further obligation to the Executive under this Agreement.

(f)          Resignation from Board of Directors. In the event Executive’s employment under this Agreement is terminated for any reason, Executive’s service, if any, as a Director of the Corporation, the Bank, and any affiliate or subsidiary thereof shall immediately terminate. This Section 3(f) shall constitute a resignation notice for such purposes.

4.          Employment Period Compensation, Benefits and Expenses.

(a)          Annual Base Salary. For services performed by Executive under this Agreement, Bank shall pay Executive an annual base salary during the Employment Period at the rate of One Hundred Eighty Thousand dollars ($180,000.00) per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of the Bank (“Annual Base Salary”). The Annual Base Salary shall be reviewed annually by the Compensation Committee of the Board of Directors (or such other committee as performs such functions, the “Compensation Committee”) and the Compensation Committee may, from time to time, increase Executive’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the date established for such increases by the Board. In reviewing adjustments to Annual Base Salary, the Compensation Committee shall consider relevant market data regarding executive salaries at peer financial institutions and the performance of the Corporation and the Bank under the Executive’s leadership.

(b)          Bonus. The Compensation Committee may provide for the payment of an annual bonus to the Executive as it deems appropriate to provide incentive to the Executive and to reward the Executive for his performance. Such bonus may, but need not be, determined in accordance with any incentive bonus programs for executive officers as approved by the Compensation Committee. The payment of any such bonuses will not reduce or otherwise affect any other obligation of the Bank to the Executive provided for in this Agreement.

(c)          Vacations, Holidays, etc. During the term of this Agreement, Executive shall be entitled to be paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of the Bank. However, Executive shall not be entitled to receive any additional compensation from Bank for failure to take a vacation, nor shall Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of Bank. The Executive shall also be entitled to all paid holidays, sick days and personal days provided by the Bank to its regular full-time employees and senior executive officers.

(d)          Automobile.       During the term of this Agreement, the Bank shall provide the Executive with exclusive use of an automobile mutually agreed upon by Executive and Bank. The Bank shall be responsible and shall pay for all costs associated with the operation and maintenance of such automobile, including, without limitation, insurance coverage, repairs, maintenance and other operating and incidental expenses, including registration, fuel and oil.

(e)          Country Club Membership Fees.    The Bank shall pay for Executive’s membership dues, capital fund assessments and similar items necessary or appropriate to maintain a membership at a country club within the Bank’s market area as mutually agreed upon by Bank and Executive.

(f)          Stock Based Incentives.    During the term of this Agreement, Executive shall be entitled to such stock based incentives as may be granted from time to time by the Compensation Committee under the Corporation’s stock based incentive plans and as are consistent with the Executive’s responsibilities and performance.

(g)          Employee Benefit Plans.   During the term of this Agreement, the Executive shall be eligible to participate in or receive benefits under all Bank employee benefit plans including, but not limited to, any pension plan, profit-sharing plan, savings plan, life insurance plan, medical/health insurance plan, disability insurance plan and other health and welfare benefits as made available by the Bank to its full time employees generally, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, and provided, further that such participation does not violate any state or federal law, rule or regulation.

(h)          Business Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of the Corporation or the Bank for its executive officers.

5.          Termination of Employment Pursuant to a Change in Control - Definitions.

(a)          Any of the following events occurring during the period commencing with the date of a “Change in Control” (as defined in Section 5(b) of this Agreement) and ending on the second anniversary of the date of the Change in Control, shall constitute a “Termination Pursuant to a Change in Control” for purposes of this Agreement:

(i) Executive’s employment is terminated by the Corporation or Bank or any acquirer or successor thereof without Cause; or

(ii) Executive terminates Executive’s employment for Good Reason.

(b)          As used in this Agreement, “Change in Control” shall mean the occurrence immediately of any of the following:

(i)          the consummation of (A) a merger, consolidation, division or other fundamental transaction involving the Corporation or the Bank, (B) a sale, exchange, transfer or other disposition of substantially all of the assets of the Corporation or the Bank to any entity which is not a direct or indirect subsidiary of the Corporation, or (C) a purchase by the Corporation or the Bank of substantially all of the assets of another entity; unless (Y) such merger, consolidation, division, sale, exchange, transfer, purchase, disposition or other transaction is approved in advance by eighty percent (80%) or more of the members of the Board of Directors of the Corporation who are not interested in the transaction and (Z) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and a majority of the Board of Directors of such entity’s parent corporation, if any, are former members of the Board of Directors of the Corporation; or

(ii)         any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Corporation, a direct or indirect subsidiary of the Corporation, or a person who is the beneficial owner of more than twenty-five percent (25%) of the Corporation’s outstanding securities on the date of this Agreement becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of Corporation’s then outstanding securities; or

(iii)        during any period of two (2) consecutive years during the term of Executive’s employment under this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or

(iv)        any other change in control of the Corporation or the Bank similar in effect to any of the foregoing.

6.	Rights in the Event of Termination of Employment Pursuant to a Change in Control.

(a)          Right to Compensation. In the event of a Termination Pursuant to a Change in Control, Executive shall be entitled to receive the compensation and benefits set forth below:

(i)          Executive shall be paid, within twenty (20) days following termination, a lump sum cash payment equal to one point five (1.5) times the sum of (1) the highest Annual Base Salary as defined in Section 4(a) during the immediately preceding three calendar years, (2) the highest cash bonus and other cash incentive compensation earned by him or her with respect to one of the three calendar years immediately preceding the year of termination and (3) the highest value of stock options and other stock based incentives awarded to the Executive with respect to one of the three calendar years immediately preceding the year of termination, which value shall be based upon the grant-date fair value of the award determined in accordance with SFAS 123(R) or any amendments or supplements thereto (“Share-Based Payments”). The amount shall be subject to federal, state, and local tax withholdings.

(ii)         In addition, for a period of eighteen (18) months from the date of termination of employment, Executive shall be permitted to continue participation in and the Bank shall maintain the same level of contribution for Executive’s participation in the Bank’s life, disability, medical/health insurance and other health and welfare benefits in effect with respect to Executive during the one (1) year prior to his or her termination of employment, or, if Bank is not permitted by the insurance carriers to provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits).

(b)          Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in this Section 6 be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

(c)          Limitation on Payment and Benefits.

(i)          Anything in this Agreement to the contrary notwithstanding, in the event that a Change in Control occurs and it shall be determined that any payment or distribution by the Corporation or its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (“Total Payments”) would otherwise exceed the amount (the “Safe Harbor Amount”) that may be received by the Executive without the imposition of an excise tax under section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Department of the Treasury (the “Department”) Regulations relating thereto, then the Total Payments shall be reduced to the extent, and only to the extent, necessary to assure that their aggregate present value, as determined in accordance with the applicable provisions of section 280G of the Code, does not exceed the greater of the following dollar amounts (the “Benefit Limit”):

(A)         the Safe Harbor Amount, or

(B)         the greatest after-tax amount payable to the Executive after taking into account any excise tax imposed under section 4999 of the Code on the Total Payments.

(ii)         All determinations to be made under this Section 6(c) shall be made by an independent public accounting firm chosen by the Corporation (the “Accounting Firm”). In determining whether such Benefit Limit is exceeded, the Accounting Firm shall make a reasonable determination of the value to be assigned to the restrictive covenants in effect for the Executive pursuant to this Agreement, and the amount of the Executive’s potential parachute payment under section 280G of the Code shall reduced by the value of those restrictive covenants to the extent consistent with section 280G of the Code.

(iii)        In the event the Internal Revenue Service notifies the Executive of an inquiry with respect to the applicability of section 280G of the Code or section 4999 of the Code to any payment by the Corporation or its affiliates, or assessment of tax under section 4999 of the Code with respect to any payment by the Corporation or its affiliates, the Executive shall provide notice to the Corporation of such inquiry or assessment within ten (10) days, and shall take no action with respect to such inquiry or assessment until the Corporation has responded thereto (provided such response is timely with respect to the inquiry or assessment). The Corporation shall have the right to appoint an attorney or accountant to represent the Executive with respect to such inquiry or assessment, and the Executive shall fully cooperate with such representative as a condition of the Agreement with respect to such inquiry or assessment.

(iv)        All of the fees and expenses of the Accounting Firm in performing the determinations referred to in Section 6(c)(ii) or any attorney or accountant appointed to represent the Executive pursuant to Section 6(c)(iii) shall be borne solely by the Corporation.

(v)         To the extent a reduction to the Total Payments is required to be made in accordance with this Section 6(c), such reduction and/or cancellation of acceleration of equity awards shall occur in the order that provides the maximum economic benefit to the Executive. In the event that acceleration of equity awards is to be reduced, such acceleration of vesting also shall be canceled in the order that provides the maximum economic benefit to the Executive. Notwithstanding the foregoing, any reduction shall be made in a manner consistent with the requirements of section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis, but not below zero.

7.           Rights in Event of Termination of Employment Absent Change in Control.

(a)          If Executive’s employment is involuntarily terminated by the Corporation or the Bank without Cause or is terminated by Executive for Good Reason pursuant to Section 3(c) (other than a Termination Pursuant to a Change in Control), then Bank shall pay (or cause to be paid) to Executive, within twenty (20) days following termination, a lump sum cash payment equal to (1/2) of the sum of: (1) the highest Annual Base Salary as defined in Section 4(a) during the immediately preceding three calendar years, (2) the highest cash bonus and other cash incentive compensation earned by him or her with respect to one of the three calendar years immediately preceding the year of termination and (3) the highest value of stock options and other stock based incentives awarded to the Executive with respect to one of the three calendar years immediately preceding the year of termination, which value shall be based upon the grant-date fair value of the award determined in accordance with SFAS 123(R) or any amendments or supplements thereto (“Share-Based Payments”). The amount shall be subject to federal, state and local tax withholdings. In addition, for a period of six (6) months from the date of termination of employment, Executive shall be permitted to continue participation in, and the Bank shall maintain the same level of contribution for, Executive’s participation in the Bank’s life, disability, medical/health insurance and other health and welfare benefits in effect with respect to Executive during the one (1) year prior to his or her termination of employment, or, if Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost of Executive of obtaining such benefits (or substantially similar benefits). In addition, if permitted pursuant to the terms of the plan, Executive shall receive additional retirement benefits to which he would have been entitled had his or her employment continued through the then remaining term of the Agreement.

(b)          Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in this Section 7 be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

8.          Covenant Not to Compete.

(a)          Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during and for the applicable period set forth in Section 8(c) hereof, Executive shall not:

(i)          enter into or be engaged (other than by the Corporation or the Bank), directly or indirectly, either for his or her own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, (2) starting a new bank or (3) any other activity in which the Corporation, Bank or any of its subsidiaries are engaged during the Employment Period, in either case within a thirty-five (35) mile radius of the legal or principal executive office of the Corporation or the Bank and any branch banking or other office of the Bank (the “Non-Competition Area”); or

(ii)         solicit, directly or indirectly, current or former customers of the Corporation or the Bank or any of their respective subsidiaries to divert their business from the Corporation and/or the Bank; or

(iii)        solicit, directly or indirectly, any person who is employed by the Corporation or the Bank or any of their respective subsidiaries to leave the employ of the Corporation or the Bank.

(b)          It is expressly understood and agreed that, although the parties consider the restrictions contained in Section 8(a) hereof reasonable for the purpose of preserving for the Corporation, the Bank and its subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Section 8(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 8(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)          The provisions of this Section 8 shall be applicable commencing on the date of this Agreement and continuing for eighteen (18) months after the effective date of the termination of Executive’s employment. Notwithstanding the above provisions, if the Executive violates the provisions of this Section 8 and the Bank must seek enforcement of the provisions of Section 8 and is successful in enforcing the provisions, either pursuant to a settlement agreement, or pursuant to court order, the covenant not to compete will remain in effect for eighteen (18) months following the date of the settlement agreement or court order.

(d)          Executive hereby agrees that the provisions of this Section 8 are fully assignable by the Corporation and the Bank to any successor. Executive also acknowledges that the terms and conditions of this Section 8 will not be affected by the circumstances surrounding his or her termination of employment.

(e)          The Executive acknowledges and agrees that any breach of the restrictions set forth in this Section 8 will result in irreparable injury to the Corporation and the Bank for which it shall have no meaningful remedy at law, and the Corporation and the Bank shall be entitled to injunctive relief in order to enforce the provisions hereof. Upon obtaining any such final and nonappealable injunction, the Corporation and the Bank shall be entitled to pursue reimbursement from the Executive and/or the Executive’s employer of attorney’s fees and costs reasonably incurred in obtaining such final and nonappealable injunction. In addition, the Corporation and the Bank shall be entitled to pursue reimbursement from the Executive and/or the Executive’s employer of costs reasonably incurred in securing a qualified replacement for any employee enticed away from the Corporation and the Bank by Executive. Further, the Corporation and the Bank shall be entitled to set off against or obtain reimbursement from Executive of any payments owed or made to the Executive hereunder.

9.          Non-Disparagement. Following the termination of the Executive’s employment, the Executive shall not make any public statements which disparage the Corporation or Bank. Notwithstanding the foregoing, nothing in this Section shall prohibit Executive from making truthful statements when required by order of a court or other governmental or regulatory body having jurisdiction.

10.         Unauthorized Disclosure. During the term of Executive’s employment hereunder, or at any later time, the Executive shall not, without the written consent of the Board of Directors of the Corporation and the Bank or a person authorized thereby (except as may be required pursuant to a subpoena or other legal process), knowingly disclose to any person, other than an employee of the Corporation and the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his or her duties as an executive of the Corporation and the Bank, any material confidential information obtained by Executive while in the employ of the Corporation and the Bank with respect to any of the Corporation and the Bank’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to the Corporation and the Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation and the Bank or any information that must be disclosed as required by law.

11.         Release. Notwithstanding any other provision of this Agreement, any severance or termination payments or benefits herein described are conditioned on the Executive’s execution and delivery to the Corporation and Bank of an effective general release agreement in the form attached hereto as Exhibit "A," as such form may be modified by the Corporation, in a manner consistent with the requirements of the Older Workers Benefit Protection Act and any applicable state law. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year.

12.         Preemptive Considerations. Notwithstanding anything to the contrary set forth herein:

(a)          If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Corporation’s or Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)) or any amendments or supplements thereto, the obligations of the Corporation and Bank under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Corporation and Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while this Agreement’s obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)          If the Executive is removed and/or permanently prohibited from participating in the conduct of the Corporation’s or Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or (g)(1)) or any amendments or supplements thereto, or equivalent provisions relating to a regulator with supervisory authority over the Corporation or Bank, all obligations of the Corporation or Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(c)          If the Corporation or Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act or equivalent provisions relating to a regulator with supervisory authority over the Corporation or Bank), all obligations under this Agreement shall terminate as of the date of default, but this Section 12(c) shall not affect any vested rights of the parties.

13.         Indemnification; Liability Insurance. The Corporation and the Bank shall indemnify the Executive, to the fullest extent permitted by Pennsylvania law, with respect to any threatened, pending or contemplated action, suit or proceeding brought against Executive by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation and the Bank or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another person or entity. The Executive’s right to indemnification provided herein is not exclusive of any other rights to which Executive may be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall continue beyond the term of this Agreement. The Corporation shall use its best efforts to obtain insurance coverage for the Executive under an insurance policy covering officers and directors of the Corporation and its subsidiaries and affiliates against lawsuits, arbitrations or other legal or regulatory proceedings; however, nothing herein shall be construed to require Corporation to obtain such insurance if the Board of Directors of the Corporation determines that such coverage cannot be obtained at a reasonable price.

14.         Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s address, in the case of notices to Executive, and to the principal executive office of the Corporation, in the case of notice to the Corporation or the Bank.

15.         Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board of Directors of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.         Assignment. This Agreement shall not be assignable by any party, except by Bank and the Corporation to any successor in interest to its business.

17.         Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces any prior written or oral agreements between them respecting the within subject matter, including, without limitation, that certain Change in Control Agreement dated July 21, 2005.

18.         Successors; Binding Agreement.

(a)          The Corporation and the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation and/or the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation and the Bank would be required to perform it if no such succession had taken place. As used in this Agreement, “Corporation” and “Bank” shall mean the Corporation and the Bank, as defined previously and any successor to its respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)          This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees or legatees. If Executive should die: (i) after delivery of a notice of termination pursuant to Section 3(c); (ii) following a Termination Pursuant to a Change in Control; or (iii) following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

19.         Arbitration.    The Corporation, the Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, with the exception of the covenant not to compete, non-disparagement and non-disclosure provisions in Sections 8, 9 and 10, respectively, which the Corporation and/or the Bank may seek to enforce in any court of competent jurisdiction, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted to resolution, in Wellsboro, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). The Corporation, the Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Corporation, the Bank and Executive may, as a matter or right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of act, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Corporation, Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

20.         Legal Expenses. Bank will pay to the Executive all reasonable legal fees and expenses when incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement, provided Executive brings the action in good faith and is successful on the merits.

21.         Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

22.         Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

23.         Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

24.         409A Safe Harbor.

(a)          General. It is intended that this Agreement shall comply with the provisions of section 409A of the Code and the Department of the Treasury (the “Department”) Regulations relating thereto, or an exemption to section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the section 409A of the Code deferral election rules and the exclusion under section 409A of the Code for certain short-term deferral amounts. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. Within the time period permitted by the applicable Department Regulations (or such later time as may be permitted under section 409A or any Internal Revenue Service or Department rules or other guidance issued thereunder), the Corporation may, in consultation with the Executive, modify the Agreement in order to cause the provisions of the Agreement to comply with the requirements of section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to section 409A of the Code.

(b)          In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)          Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is considered a “specified employee” for purposes of section 409A of the Code (as determined in accordance with the methodology established by the Corporation and the Bank as in effect on the date of termination), (i) any payment that constitutes nonqualified deferred compensation within the meaning of section 409A of the Code that is otherwise due to the Executive under this Agreement during the six-month period following his separation from service (as determined in accordance with section 409A of the Code) shall be accumulated and paid to Executive on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”) and (ii) in the event any equity compensation awards held by the Executive that vest upon termination of the Executive’s employment constitute nonqualified deferred compensation within the meaning of section 409A of the Code, the delivery of shares of common stock (or cash) as applicable in settlement of such award shall be made on the earliest permissible payment date (including the Delayed Payment Date) or event under section 409A on which the shares (or cash) would otherwise be delivered or paid. The Executive shall be entitled to interest on any delayed cash payments from the date of termination to the Delayed Payment Date at a rate equal to the applicable federal short-term rate in effect under Code section 1274(d) for the month in which the Executive’s separation from service occurs. If the Executive dies during the postponement period, the amounts and entitlements delayed on account of section 409A of the Code shall be paid to the person designated by the Executive in writing for this purpose, or in the absence of any such designation, to (i) his spouse if she survives him, or (ii) to his estate if his spouse does not survive him, on the first to occur of the Delayed Payment Date or 30 days after the date of the Executive’s death. The foregoing shall apply only to those payments required hereunder, if any, that do not qualify as short term deferrals or an exempt pay arrangement under section 409A.

25.         Recoupment Policy.        The Executive agrees that the Executive will be subject to any compensation clawback or recoupment policies that may be applicable to Executive as an executive of the Corporation or Bank, as in effect from time to time and as approved by the Board of Directors or a duly authorized committee thereof, whether or not approved before or after the effective time of this Agreement.

26.        Survival. Notwithstanding anything contained herein to the contrary, Executive’s obligations under Sections 8, 9, 10 and 25 shall continue despite the expiration of the term of this Agreement or its termination.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	CITIZENS & NORTHERN
CORPORATION

/s/ Jessica R. Brown	By:	/s/ Charles H. Updegraff, Jr.
Secretary

ATTEST:	CITIZENS & NORTHERN BANK

/s/ Jessica R. Brown	By:	/s/ Charles H. Updegraff, Jr.

Secretary

WITNESS:	EXECUTIVE

/s/ Jessica R. Brown	/s/ Harold F. Hoose, III

EXHIBIT A

Separation Agreement and General Release

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this "Agreement") is made by and between HAROLD F. HOOSE, III(the "Executive"), Citizens & Northern Corporation, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (the "Corporation") and Citizens & Northern Bank, a Pennsylvania chartered bank (the "Bank") .

WHEREAS, the Executive, the Corporation and the Bank entered into an Employment Agreement dated September 19, 2013 (the "Employment Agreement") that sets forth the terms and conditions of the Executive's employment with the Corporation and the Bank, including the circumstances under which the Executive is eligible to receive severance pay.

NOW, THEREFORE, the Executive, the Corporation and the Bank each intending to be legally held bound, hereby agree as follows:

1.          Consideration. In consideration for a release of claims and other promises and covenants set forth herein, the Corporation and the Bank agree to pay the Executive such consideration as is specified in Sections 6 and 7 of the Employment Agreement in accordance with the terms and conditions of the Employment Agreement.

2.          Executive's Release. The Executive on the Executive's own behalf and together with the Executive's heirs, assigns, executors, agents and representatives hereby generally releases and discharges the Corporation and the Bank and their respective subsidiaries, affiliates and the respective predecessors, successors (by merger or otherwise) and assigns of any of the foregoing, together with each and every of the present, past and future officers, managers, directors, shareholders, members, general partners, limited partners, employees and agents of any of the foregoing, and the heirs and executors of any of the foregoing (herein collectively referred to as the "Releasees") from any and all suits, causes of action, complaints, obligations, demands, common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter "Claims"), which the Executive ever had or now has against the Releasees, or any one of them occurring up to and including the date of this Agreement. Notwithstanding anything herein to the contrary, the Executive's release is not and shall not be construed as a release of any future claim by the Executive against the Corporation or the Bank. This release specifically includes, but is not limited to:

(a)          any and all Claims for wages and benefits including, without limitation, salary, stock options, stock, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses;

(b)          any and all Claims for wrongful discharge, breach of contract, whether express or implied, and Claims for breach of implied covenants of good faith and fair dealing;

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(c)          any and all Claims for alleged employment discrimination on the basis of race, color, religion, sex, age, national origin, veteran status, disability and/or handicap, in violation of any federal, state or local statute, ordinance, judicial precedent or Employee order, including but not limited to claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act 29 U.S.C. §§ 623, 626 and 630; the Rehabilitation Act of 1972, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. §201, et seq.; the Fair Credit Reporting Act, as amended, 15 U.S.C. §1681, et seq.; and the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1000, et seq. ("ERISA") or any comparable state statute or local ordinance;

(d)          any and all Claims under any federal or state statute relating to employee benefits or pensions;

 (e)          any and all Claims in tort, including but not limited to, any Claims for assault, battery, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence; and

(f)          any and all Claims for attorneys' fees and costs.

3.          Acknowledgment.  The Executive understands that the release of Claims contained in this Agreement extends to all of the aforementioned Claims and potential Claims which arose on or before the date of this Agreement, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Agreement. The Executive further understands and acknowledges the significance and consequences of this Agreement and of each specific release and waiver, and expressly consents that this Agreement shall be given full force and effect to each and all of its express terms and provisions, including those relating to unknown and uncompensated Claims, if any, as well as those relating to any other Claims specified herein.

4.          Remedies. All remedies at law or in equity shall be available to the Releasees for the enforcement of this Agreement. This Agreement may be pleaded as a full bar to the enforcement of any Claim that the Executive may assert against the Releasees. The non- prevailing party in any litigation shall pay for the prevailing party's costs and expenses of litigation including without limitation the prevailing party’s attorney's fees.

5.          No Admission. Neither the execution of this Agreement by the Corporation and the Bank, nor the terms hereof, constitute an admission by the Corporation or the Bank of any liability to the Executive.

6.          Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns. In the event there is any inconsistency between the terms of this Agreement and the Employment Agreement, the terms of this Agreement shall control.

7.          Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

8.          Executive's Representation. The Executive represents and warrants that he or she has not assigned any claim that he or she purports to release hereunder and that he or she has the full power and authority to enter into this Agreement and bind each of the persons and entities that the Executive purports to bind. The Executive further represents and warrants that he or she is bound by, and agrees to remain bound by, the Executive's post-employment obligations set forth in the Employment Agreement.

9.          Amendments. Neither this Agreement nor any term hereof may be changed, waived, discharged, or terminated, except by a written agreement signed by the parties hereto.

10.         Governing Authority. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws of any jurisdiction. The Executive agrees that the Corporation and the Bank shall have the right to commence and maintain an action hereunder in the state and federal courts appropriate for the location at which the Corporation maintains its corporate offices, and the Executive hereby submits to the jurisdiction and venue of such courts.

11.        Fees and Costs. The parties shall bear their own attorneys' fees and costs.

12.        Counterparts. This Agreement may be executed in counterparts.

13.        Legally Binding. The terms of this Agreement contained herein are contractual, and not a mere recital.

IN WITNESS WHEREOF, the Executive, acknowledging that he or she is acting of his or her own free will after having had the opportunity to seek the advice of counsel and a reasonable period of time to consider the terms of this Agreement, and the Corporation and the Bank, have caused the execution of this Agreement as of this day and year written below.

EXECUTIVE	WITNESS

By:	By:

Name:	Name:

Date:	Date:

CITIZENS & NORTHERN CORPORATION	CITIZENS & NORTHERN BANK

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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